EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Riverbed Technology, Inc. for the registration of shares of its common stock and to the incorporation by reference therein our reports dated February 10, 2012, with respect to the consolidated financial statements and schedule of Riverbed Technology, Inc., and the effectiveness of internal control over financial reporting of Riverbed Technology, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

November 13, 2012